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                                                                    EXHIBIT 99.2

Monday August 31, 8:54 am Eastern Time

Company Press Release

SOURCE: Matrix Capital Corporation

MATRIX CAPITAL AND FIDELITY NATIONAL ANNOUNCE INTENTION TO ENTER INTO DEPOSIT AGREEMENT AND TERMINATION OF AGREEMENT TO MERGE

IRVINE, Calif., and DENVER, Aug. 31 /PRNewswire/ -- Fidelity National Financial, Inc. (NYSE: FNF - news), a leading provider of title insurance and real estate services, and Matrix Capital Corporation (Nasdaq: MTXC - news), a unitary thrift holding company that, through its subsidiaries, focuses on traditional banking, mortgage banking and th e administration of self-directed trust accounts, today announced that they have mutually agreed to terminate the merger agreement pursuant to which Matrix was to merge with a newly formed subsidiary of Fidelity. As indicated previously, the proposed merger was subject to a number of conditions, including approval of Fidelity as a unitary thrift holding company. The companies determined that the requirements for regulatory approval for the merger were burdensome and raised serious questions as to the feasi bility of the merger and the likelihood of obtaining the requisite approval.

Fidelity and Matrix have today entered into a funds deposit agreement, subject to regulatory approvals, pursuant to which Fidelity will maintain at least $250 million, subject to certain conditions, in deposits at Matrix's depository institution subsidiary Matrix Capital Bank. Assuming regulatory approval is obtained in sufficient time, and certain other conditions are met, the full $250 million in deposits could be in place at Matrix Capital Bank by December 31, 1998. Matrix has also agreed, subject to certain regulatory conditions and approvals and the negotiation and execution of a definitive agreement, to issue warrants to Fidelity to purchase up to 150,000 shares of Matrix's common stock at a price of 115 percent of the average of the closing bid and asked prices of Matrix common stock on NASDAQ on August 27, 1998.

Guy A. Gibson, President and CEO of Matrix, stated, "We are excited that Fidelity has chosen to work with us and provide a significant enhancement to our deposit base. We expect to deploy such low cost deposits to continue our strategy of investing in single family residential mortgages and servicing rights within our identified niches."

Frank P. Willey, President of Fidelity, added, "We are disappointed that the proposed merger will not be consummated, however, because we believe in Matrix and its business strategy, we are pleased to explore strategic opportunities to work together in the future and to take advantage of our respective strengths. We remain committed, again subject to regulatory approval, to the prospect of selling our products and services to Matrix's network of customers to the mutual benefit of both companies."

Certain statements in this press release that are not historical facts, including but not limited to, statements that can be identified by the use of forward-looking terminology such as "may,"

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"will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of future events described in such forward-looking statements in this press release could differ materially from those stated in such statements. Among the factors that could cause actual results to differ materially are: interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, government regulation and possible future litigation, as well as the risks and uncertainties discussed in Matrix's current report on Form 8-K, filed March 25, 1 998, and the uncertainties set forth in Matrix's periodic reports, filings and other public statements from time to time.